EXHIBIT 10.25

November 27, 2006

Les C. Vinney President and Chief Executive Officer

Michael J. Tokich

HAND DELIVERED

Dear Mike,

STERIS Corporation recognizes that you will be required to play a significant role in the ongoing financial leadership of the Company during the CFO Transition (“Transition”). Based on your support and involvement, the Company considers it appropriate that you should be rewarded during the Transition and at its successful conclusion.

The following paragraphs set out what is expected of you and what you should expect to receive in return.

During the Transition you will report directly to me. In addition to your regular duties, during the Transition you will:

•	Act as the Company’s Principal Accounting Officer

•	Participate in the Erie Transition to Mexico Steering Committee

•	Act as a member of the Senior Management Team

•	Be responsible for all necessary financial reporting and associated SEC filings

•	Co-lead the Finance Organization Staff with Bill Aamoth

This agreement will become effective immediately. On an ongoing basis until the Transition has concluded, you and I will review the activities associated with the Transition. The duties assigned to you may be revised during those meetings or at any other time as dictated by business needs.

In recognition of the increased responsibility you will assume during this Transition, your bi-weekly base pay will be increased to $8,216.30, effective December 4, 2006.

If you comply fully with the terms of this letter agreement, you will also be entitled to receive an incentive payment of up to $20,000. The actual amount will be based on your contribution toward the completion of the Transition. Any amount payable to you will be reduced by any taxes, Social Security payments and other deductions or withholdings that STERIS is legally required to make and by any amounts you may owe STERIS.

The incentive will be paid within sixty (60) days of the completion of the Transition at the discretion of STERIS and does not represent any variation to your existing terms of employment.

STERIS Corporation • 5960 Heisley Road • Mentor OH 44060 - 1834 • USA • 440 354-2600

Michael J. Tokich

Letter Agreement

November 27, 2006

The existence of this arrangement should be kept strictly confidential and should not be discussed by you with anyone other than me or Patty Fish, senior vice present, Human Resources.

If you have any questions regarding this document, please contact me or Patty Fish.

In order to acknowledge receipt and acceptance of the terms of this agreement, please sign and return the enclosed copy of this letter.

Sincerely,

/s/ Les C. Vinney
Les C. Vinney President and Chief Executive Officer STERIS Corporation

I acknowledge receipt and accept all terms and conditions of the Retention plan as stated above.

/s/ Michael J. Tokich
Michael J. Tokich

11/27/06
Date

STERIS Corporation • 5960 Heisley Road • Mentor OH 44060 - 1834 • USA • 440 354-2600